Exhibit 99.1

Calgary, February 2, 2016

Imperial earns $1.1 billion in 2015; $102 million in fourth quarter

•	Cost management delivers full year savings of $1.5 billion
•	Upstream growth results in highest production in more than two decades
•	Results highlight the value of integration in the current business environment

	Fourth quarter			Twelve months
(millions of dollars, unless noted)	2015	2014	%	2015	2014	%

Net income (U.S. GAAP)	102	671	(85)	1,122	3,785	(70)
Net income per common share – assuming dilution (dollars)	0.12	0.79	(85)	1.32	4.45	(70)
Capital and exploration expenditures	584	1,588	(63)	3,595	5,654	(36)

Estimated full-year 2015 earnings were $1.1 billion compared with $3.8 billion a year earlier, reflecting the company’s ability to deliver value in a challenging crude price environment and highlighting the benefits associated with integration.

“2015 marked a year of delivery on commitments as we successfully achieved major milestones supporting upstream growth,” said Rich Kruger, chairman, president and chief executive officer. “With both large upstream assets and downstream businesses, Imperial is a leader across the full energy value chain. Our integration results in resiliency across a range of market conditions, including the current low crude price environment.”

Major accomplishments for the year included the early start-up and strong performance of the Kearl oil sands expansion project, the successful start-up of the Cold Lake Nabiye project, commissioning of the Edmonton rail terminal and overall strong downstream and chemical financial and operating performance. Imperial also achieved a best-ever year for safety and environmental performance.

The company’s 2015 upstream financial performance was significantly impacted by low crude prices. Consistent with our long-standing approach we continue to focus on what we can control. As a result, we reduced operating and capital costs by $1.5 billion relative to earlier plans. Most notably, since bringing on new production, upstream unit cash costs were 25 percent lower in the second half of 2015 than our 2014 annual average. Disciplined operating and capital cost management continue to be a priority.

Looking ahead, the company has a significant oil and gas resource base and a large inventory of potential projects that position us well for future growth. We will evaluate the pace and scope of future investments in light of overall market and business conditions. Above all, our objective remains to deliver superior, long-term shareholder value in whatever business environment we operate in.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

  Fourth quarter highlights

•	Net income totalled $102 million or $0.12 per share on a diluted basis, down from $671 million or $0.79 per share in the fourth quarter of 2014, driven by lower global crude prices.

•	Production averaged 400,000 gross oil-equivalent barrels per day, an increase of 27 percent from 315,000 barrels in the same period of 2014. Production was at its highest level in more than two decades.

•	Refinery throughput averaged 390,000 barrels per day, up from 373,000 barrels in the fourth quarter of 2014. Capacity utilization averaged 93 percent for the quarter.

•	Petroleum product sales were 467,000 barrels per day, compared to 480,000 barrels per day from the fourth quarter of 2014. The company continues to hold a leading position in all major markets nationwide.

•	Chemical earnings were $74 million, up $11 million from the same period in 2014. The results reflect higher polyethylene sales and processing cost-advantaged ethane feedstock from Marcellus shale gas.

•	Cash generated from operating activities of $405 million, included negative working capital effects of $146 million.

•	Capital and exploration expenditures totaled $584 million and were nearly equally split between the completion of upstream growth projects and sustaining capital for all other operations.

•	Kearl bitumen production averaged 203,000 barrels per day in the quarter (144,000 barrels Imperial’s share). Production was up 137,000 barrels (97,000 barrels Imperial’s share) from the fourth quarter of 2014, and up 22,000 barrels (16,000 barrels Imperial’s share) from the third quarter of 2015. The increase was largely due to continued strong performance from the expansion project and optimization efforts at the combined Kearl operation.

•	Cold Lake bitumen production averaged 155,000 barrels per day in the quarter, up from 152,000 barrels in the same quarter of 2014 as production from the start-up of Nabiye was partially offset by cycle timing of the base operation. Looking ahead, Cold Lake, including Nabiye, will manage steaming strategies across all assets to enhance resource recovery.

•	The company’s share of Syncrude production averaged 64,000 barrels per day in the fourth quarter, compared to 73,000 barrels per day in the same period of 2014. In December, Syncrude accelerated maintenance originally scheduled for mid-2016 to improve coker performance.

•	In-situ project evaluations achieved several technical milestones. Front-end engineering and design work commenced at Aspen. This project will utilize industry’s first solvent-assisted, steam-assisted gravity drainage (SA-SAGD) technology to recover the bitumen resource. An oil sands valuation drilling program was completed in Cold Lake’s Grand Rapids formation and the Clyden phase two seismic program began. Environmental baseline studies on the Corner lease were also completed. No final investment decisions have been made.

•	Strathcona diluent recovery unit proposal filed with Alberta Environment and Parks. This first step in the environmental review process outlines the proposed construction of a unit to remove diluent from heavy crude prior to rail transport. The removal of diluent from crude shipments would improve transportation efficiency and redirect the thinning agent to Imperial facilities for re-use. Pending satisfactory government and regulatory approvals, and economic competitiveness, a final investment decision will be made.

•	Achieved best-ever safety and environmental performance in 2015. We continue on our journey to achieve a workplace where Nobody Gets Hurt. Our spill prevention efforts resulted in a record-low number of incidents, illustrating the priority we place on environmental performance and overall operational integrity.

•	Contributed $20 million in 2015 to support Canadian communities, including $2.8 million raised by employees and annuitants for United Way partners. Donations of significant Canadian artwork from Imperial’s historical collection to galleries across the country began to mark our celebration of Canada’s upcoming 150th birthday. Under the Esso banner, we contributed $806,000 to amateur community hockey programs across the country and supported the 2015 Pan Am Games in Toronto as its official fuel and convenience sponsor.

Fourth quarter 2015 vs. fourth quarter 2014

The company’s net income for the fourth quarter of 2015 was $102 million or $0.12 per share on a diluted basis, compared with $671 million or $0.79 per share for the same period last year.

Upstream recorded a net loss in the fourth quarter of $289 million, compared to a net income of $218 million in the same period of 2014. Earnings in the fourth quarter of 2015 reflected lower realizations of about $790 million, higher depreciation expense of about $60 million and a net charge of about $60 million associated with the inventory carrying value. These factors were partially offset by the impact of a weaker Canadian dollar of about $170 million, favourable impact of lower royalties of about $130 million and higher volumes from Kearl and Cold Lake of about $130 million.

The average price for West Texas Intermediate (WTI), the main U.S. dollar benchmark crude for North America, decreased by 43 percent compared to the same quarter in 2014. The company’s average Canadian dollar realizations for synthetic crude oil and bitumen decreased about 31 and 56 percent in the fourth quarter of 2015 to $56.56 and $22.82 per barrel respectively, mainly due to the decline in the benchmark crude and increased light-heavy differentials, partially offset by the impact of a weaker Canadian dollar. The company’s average realizations on sales of natural gas of $2.25 per thousand cubic feet in the fourth quarter of 2015 were lower by $1.00 per thousand cubic feet, versus the same period in 2014.

Gross production of Cold Lake bitumen averaged 155,000 barrels per day in the fourth quarter, up from 152,000 barrels in the same period last year, with new production from Nabiye offsetting cycle timing of the base operations.

Gross production of Kearl bitumen averaged 203,000 barrels per day in the fourth quarter (144,000 barrels Imperial’s share) up from 66,000 barrels per day (47,000 barrels Imperial’s share) during the fourth quarter of 2014, reflecting the start-up of the Kearl expansion project and continued improvement in reliability of the initial development.

The company’s share of gross production from Syncrude averaged 64,000 barrels per day, compared to 73,000 barrels in the fourth quarter of 2014, primarily the result of accelerated planned maintenance to improve coker performance.

Gross production of conventional crude oil averaged 15,000 barrels per day in the fourth quarter, essentially the same as the corresponding period in 2014.

Gross production of natural gas during the fourth quarter of 2015 was 122 million cubic feet per day, down from 159 million cubic feet in the same period last year. The lower production volume was primarily due to natural reservoir decline.

Downstream net income was $352 million in the fourth quarter, compared to $397 million in the same period of 2014. Earnings decreased mainly due to lower refinery margins of about $300 million, partially offset by the favourable impact of a weaker Canadian dollar of about $110 million, higher marketing margins of about $100 million and lower refining maintenance costs of about $70 million.

Chemical net income was $74 million in the fourth quarter, up from $63 million in the same quarter in 2014.

Net income effects from Corporate and Other were negative $35 million in the fourth quarter, compared to negative $7 million in the same period of 2014.

The company’s cash balance was $203 million as at December 31, 2015, versus $215 million at the end of the fourth quarter of 2014.

Fourth quarter 2015 vs. fourth quarter 2014 (continued)

Cash flow generated from operating activities was $405 million in the fourth quarter, compared with $1,091 million in the corresponding period in 2014.

Investing activities used net cash of $539 million in the fourth quarter, compared with $1,445 million in the same period of 2014, reflecting the decline in additions to property, plant and equipment.

Cash used in financing activities was $29 million in the fourth quarter, compared with cash from financing activities of $526 million in the fourth quarter of 2014. Dividends paid in the fourth quarter of 2015 were $119 million. Per-share dividend paid in the fourth quarter was $0.14, up from $0.13 in the same period of 2014.

Full year highlights

•	Net income totaled $1,122 million, down from $3,785 million in the prior year.

•	Net income per common share on a diluted basis was $1.32 compared to $4.45 in 2014.

•	Cash flow generated from operating activities was $2,167 million, versus $4,405 million in 2014.

•	Capital and exploration expenditures totalled $3,595 million and include capitalized leases of $509 million. In 2016, expenditures of about $1.8 billion are anticipated.

•	Gross oil-equivalent barrels of production averaged 366,000 barrels per day, up 18 percent from 310,000 barrels from the same period in 2014.

•	Refinery throughput averaged 386,000 barrels per day, compared to 394,000 barrels in the same period in 2014.

•	Per-share dividends declared during the year totaled $0.54, up $0.02 per share from 2014.

Full year 2015 vs. full year 2014

Net income in 2015 was $1,122 million, or $1.32 per share on a diluted basis and reflected a net charge, largely non-cash, of $320 million associated with the enacted Alberta corporate income tax rate increase, versus $3,785 million or $4.45 per share in 2014, which included a $478 million gain on the sale of conventional upstream producing assets.

Upstream recorded a net loss of $704 million in 2015, compared to a net income of $2,059 million in the same period of 2014. Earnings in 2015 reflected lower crude oil and gas realizations of about $3,790 million, a net charge of $327 million associated with increased Alberta corporate income taxes, higher depreciation expense of about $180 million, lower liquids and gas volumes of about $80 million reflecting the impact of divested properties in the prior year and a net charge of about $60 million associated with the inventory carrying value. Earnings in 2014 included a gain of $478 million from the divestment of conventional upstream producing assets. These factors were partially offset by the impact of a weaker Canadian dollar of about $770 million, the favourable impact of lower royalties of about $700 million, higher volumes from Kearl and Cold Lake of about $670 million and lower energy costs of about $140 million.

The average price for WTI, the main benchmark crude for North America, decreased by 47 percent compared to the same period in 2014. The company’s average Canadian dollar realizations for synthetic crude oil and bitumen decreased about 38 and 52 percent in 2015 to $61.33 and $32.48 per barrel respectively, as the decline in benchmark crude and increased light-heavy differentials were partially offset by the weaker Canadian dollar. The company’s average realizations on sales of natural gas of $2.78 per thousand cubic feet in 2015, were lower by $1.76 per thousand cubic feet, versus 2014.

Gross production of Cold Lake bitumen averaged 158,000 barrels per day in 2015, up from 146,000 barrels from the same period last year, with new production from Nabiye offsetting cycle timing of the base operations.

Gross production of Kearl bitumen averaged 152,000 barrels per day during 2015 (108,000 barrels Imperial’s share) up from 72,000 barrels per day (51,000 barrels Imperial’s share) in 2014, reflecting early start-up of the Kearl expansion project and improved reliability of the initial development.

During 2015, the company’s share of gross production from Syncrude averaged 62,000 barrels per day, compared to 64,000 barrels in 2014.

Gross production of conventional crude oil averaged 15,000 barrels per day during 2015, compared to 18,000 barrels in 2014. The lower production volume was primarily due to the impact of properties divested during the first half of 2014.

Full year 2015 vs. full year 2014 (continued)

Gross production of natural gas during 2015 was 130 million cubic feet per day, down from 168 million cubic feet in the same period last year, reflecting the impact of divested properties and natural reservoir decline.

Downstream net income was $1,586 million, compared to $1,594 million in the same period of 2014. Earnings decreased due to the impact of lower refinery margins of about $590 million and higher operating costs of about $70 million mainly associated with the Edmonton rail terminal. These factors were partially offset by the favourable impact of a weaker Canadian dollar of about $390 million, higher fuels marketing margins and volumes of about $170 million, lower energy costs of about $80 million and a 2015 gain of $17 million from the sale of assets.

Chemical net income was a record $287 million in 2015, an increase of $58 million over the same period in 2014, primarily due to the impact of a weaker Canadian dollar, lower feedstock costs and higher sales of polyethylene.

In 2015, net income effects from Corporate & Other were negative $47 million, compared to negative $97 million in 2014, primarily due to lower share-based compensation charges and the impact of the Alberta corporate income tax rate increase.

Key financial and operating data follow.

Forward-Looking Statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates ; production life and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the price, supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; availability and allocation of capital; currency exchange rates; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Attachment I

IMPERIAL OIL LIMITED

FOURTH QUARTER 2015

	Fourth Quarter		Twelve Months

millions of Canadian dollars, unless noted	2015	2014	2015	2014

Net Income (U.S. GAAP)
Total revenues and other income	6,229	8,033	26,888	36,966
Total expenses	6,100	7,163	24,965	31,945
Income before income taxes	129	870	1,923	5,021
Income taxes	27	199	801	1,236
Net income	102	671	1,122	3,785

Net income per common share (dollars)	0.12	0.80	1.32	4.47
Net income per common share - assuming dilution (dollars)	0.12	0.79	1.32	4.45

Other Financial Data
Federal excise tax included in operating revenues	388	397	1,568	1,562

Gain/(loss) on asset sales, after tax	14	28	79	526

Total assets at December 31			43,170	40,830

Total debt at December 31			8,516	6,891
Interest coverage ratio - earnings basis
(times covered)			19.8	61.3

Other long-term obligations at December 31			3,597	3,565

Shareholders’ equity at December 31			23,425	22,530
Capital employed at December 31			31,959	29,440
Return on average capital employed (a)
(percent)			3.8	13.7

Dividends declared on common stock
Total	119	110	458	441
Per common share (dollars)	0.14	0.13	0.54	0.52

Millions of common shares outstanding
At December 31			847.6	847.6
Average - assuming dilution	850.2	850.2	850.6	850.6

(a)	Return on capital employed is the net income excluding after-tax cost of financing, divided by the average of beginning and ending capital employed

Attachment II

IMPERIAL OIL LIMITED

FOURTH QUARTER 2015

	Fourth Quarter		Twelve Months

millions of Canadian dollars	2015	2014	2015	2014

Total cash and cash equivalents at period end	203	215	203	215

Net income	102	671	1,122	3,785
Adjustments for non-cash items:
Depreciation and depletion	398	260	1,450	1,096
(Gain)/loss on asset sales	(17)	(32)	(97)	(696)
Inventory write-down to market value	59	—	59	—
Deferred income taxes and other	9	712	367	1,123
Changes in operating assets and liabilities	(146)	(520)	(734)	(903)
Cash flows from (used in) operating activities	405	1,091	2,167	4,405

Cash flows from (used in) investing activities	(539)	(1,445)	(2,884)	(4,562)
Proceeds associated with asset sales	24	37	142	851

Cash flows from (used in) financing activities	(29)	526	705	100

Attachment III

IMPERIAL OIL LIMITED

FOURTH QUARTER 2015

	Fourth Quarter		Twelve Months

millions of Canadian dollars	2015	2014	2015	2014

Net income (U.S. GAAP)
Upstream	(289)	218	(704)	2,059
Downstream	352	397	1,586	1,594
Chemical	74	63	287	229
Corporate and other	(35)	(7)	(47)	(97)
Net income	102	671	1,122	3,785

Revenues and other income
Upstream	1,874	2,645	8,284	13,162
Downstream	4,882	6,214	20,919	27,824
Chemical	336	386	1,418	1,804
Eliminations/Other	(863)	(1,212)	(3,733)	(5,824)
Total	6,229	8,033	26,888	36,966

Purchases of crude oil and products
Upstream	981	1,203	3,768	5,628
Downstream	3,354	4,578	14,526	21,476
Chemical	162	230	725	1,196
Eliminations	(866)	(1,209)	(3,735)	(5,821)
Purchases of crude oil and products	3,631	4,802	15,284	22,479

Production and manufacturing expenses
Upstream	940	949	3,766	3,882
Downstream	336	439	1,461	1,564
Chemical	53	50	207	216
Eliminations	—	—	—	—
Production and manufacturing expenses	1,329	1,438	5,434	5,662

Capital and exploration expenditures
Upstream	491	1,294	3,135	4,974
Downstream	64	262	340	572
Chemical	19	11	52	26
Corporate and other	10	21	68	82
Capital and exploration expenditures	584	1,588	3,595	5,654

Exploration expenses charged to income included above	21	15	73	67

Attachment IV

IMPERIAL OIL LIMITED

FOURTH QUARTER 2015

Operating statistics	Fourth Quarter		Twelve Months
	2015	2014	2015	2014

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	155	152	158	146
Kearl	144	47	108	51
Syncrude	64	73	62	64
Conventional	15	14	15	18
Total crude oil production	378	286	343	279
NGLs available for sale	2	2	1	3
Total crude oil and NGL production	380	288	344	282

Gross natural gas production (millions of cubic feet per day)	122	159	130	168

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	400	315	366	310

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	136	120	139	114
Kearl	142	44	106	47
Syncrude	61	68	58	60
Conventional	13	12	14	14
Total crude oil production	352	244	317	235
NGLs available for sale	1	2	1	2
Total crude oil and NGL production	353	246	318	237

Net natural gas production (millions of cubic feet per day)	119	150	125	156

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	373	271	339	263

Cold Lake blend sales (thousands of barrels per day)	207	187	211	190
Kearl blend sales (thousands of barrels per day)	191	60	138	69
NGL sales (thousands of barrels per day)	4	6	5	8

Average realizations (Canadian dollars)
Conventional crude oil realizations (per barrel)	33.61	60.47	36.58	76.03
NGL realizations (per barrel)	17.74	40.68	14.70	49.11
Natural gas realizations (per thousand cubic feet)	2.25	3.25	2.78	4.54
Synthetic oil realizations (per barrel)	56.56	82.04	61.33	99.58
Bitumen realizations (per barrel)	22.82	52.37	32.48	67.20

Refinery throughput (thousands of barrels per day)	390	373	386	394
Refinery capacity utilization (percent)	93	88	92	94

Petroleum product sales (thousands of barrels per day)
Gasolines (Mogas)	245	241	247	244
Heating, diesel and jet fuels (Distillates)	163	177	170	179
Heavy fuel oils (HFO)	15	28	16	22
Lube oils and other products (Other)	44	34	45	40
Net petroleum products sales	467	480	478	485

Petrochemical sales (thousands of tonnes)	239	214	945	953

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

FOURTH QUARTER 2015

	Net income (U.S. GAAP) (millions of Canadian dollars)	Net income per common share - diluted (dollars)

2011
First Quarter	781	0.91
Second Quarter	726	0.85
Third Quarter	859	1.01
Fourth Quarter	1,005	1.18
Year	3,371	3.95

2012
First Quarter	1,015	1.19
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.26
Year	3,766	4.42

2013
First Quarter	798	0.94
Second Quarter	327	0.38
Third Quarter	647	0.76
Fourth Quarter	1,056	1.24
Year	2,828	3.32

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32